RAIT FINANCIAL TRUST
2929Arch Street, 17th Floor
Philadelphia, PA 19104

As of January 24, 2012

Re: 2012 Annual Trustee Compensation Cash Payment & Common Share Purchases

To Each of RAIT’s Non-Management Trustees:

The purpose of this letter is to notify you that, on January 24, 2012, the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of RAIT Financial Trust (“RAIT”) approved a cash payment (the “Cash Payment”) to each of the seven non-management Trustees (the “Non-Management Trustees”) on the Board. Your Cash Payment is in the amount of $50,000. This Cash Payment is intended to constitute a portion of your 2012 annual non-management trustee compensation. This letter is intended to document your election to be subject to the terms and conditions set forth in this letter. Specifically:

(a)	The first $20,000 of the Cash Payment will be paid to you by check in a single lump sum in accordance with RAIT’s normal practices within ten business days following the date of this letter.

(b)	The remaining $30,000 of the Cash Payment (the “Common Share Purchase Portion”) will be wired as promptly as is practicable directly to your brokerage account (the “Account”) at Deutsche Bank Securities Inc. (“DB”) previously identified by you to us.

(c)	RAIT will give prior notice to you of the date when RAIT’s current Blackout Period (as defined in RAIT’s Insider Trading Policy (the “Policy”)) will end. You elect to authorize RAIT to deliver on your behalf instructions to DB (the “DB Instructions”) in form and substance satisfactory to RAIT on the trading day immediately following the end of RAIT’s current Blackout Period that direct DB to use the Common Share Purchase Portion to purchase as many common shares of beneficial interest, par value $0.03 of RAIT (the “Shares”) as the Common Share Purchase Portion will purchase to the fullest extent practicable in one or more transactions complying with the timing, price and volume restrictions of Rule 10b-18 (“Rule 10b-18”) promulgated under the Securities Exchange Act of 1934, as amended. Each of the Non-Management Trustees has an account with DB and, accordingly, you agree that the DB Instructions shall direct DB to coordinate all the respective purchases using the respective Common Share Purchase Portions paid to each of the Non-Management Trustees so that, individually and in the aggregate, all such purchases will comply with the timing, price and volume restrictions of Rule 10b-18. You agree to instruct DB to make such purchases, subject to the requirements of Rule 10b-18, as promptly as is practicable beginning on the trading day when DB receives the DB Instructions and continuing each trading day thereafter until the Common Share Purchase Portion has been used to purchase the Shares to the fullest extent practicable. To the extent there is any cash remaining after whole shares are purchased, the cash will be returned to you. DB will inform RAIT of all purchases at the end of each day on which purchases are made. All purchases made with the Common Share Purchase Portion are intended to come within Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934, as amended. You agree not to give any instructions to DB regarding the Common Share Purchase Portion that are inconsistent with the DB Instructions.

(d)	Any Shares that are purchased for you by DB will be subject to a trading restriction in which you agree not to sell such Shares for the one year period that follows the date of such purchase and to hold such Shares in the Account during such one year period. The purchases contemplated by, and made in accordance with, this letter have been determined to comply with the Policy. You acknowledge that you will comply with the Policy with respect to any other transactions involving RAIT’s securities, including pre-clearing any such transactions in accordance with the Policy.

(e)	You are solely responsible for all taxes that result from this Cash Payment.

Please sign below and return to me to acknowledge your acceptance of the terms and conditions of the Cash Payment described in this letter.

Sincerely,

RAIT Financial Trust

By:
Name: Jack E. Salmon
Title: Chief Financial Officer & Treasurer

I hereby agree to the terms and conditions for the Cash Payment described in this letter.

as of January 24, 2012
Name: Trustee